Exhibit 10.35

December 14, 2001

Mr. Everett G. Plante, Jr.
1327 Pine Chase Grove
Houston, Texas 77055

Dear Everett:

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc. and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Senior Vice President, Engineering & Technology Solutions as of December 14, 2001, reporting to the President and/or Senior Vice President, Product Development.

Cash Compensation. As Senior Vice President, your annual base salary is $200,000 and will be payable in accordance with company policy. Your annual salary is currently subject to reduction under Operation Manugistics Pulls Together as further detailed in the attached document. Under this program, your salary will be $170,000. This program is currently scheduled to end March 15, 2002, but may be extended depending on circumstances at the time.

In addition, you are eligible to receive an annual incentive bonus of up to 100% of your annual base salary payable quarterly. The incentive bonus is payable as follows: 50% based on the financial performance of the Company which will be defined by the Executive Committee and approved by the Board and 50% based upon management objectives subject to changes in Company policy. The management objectives based bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the President. During the first twelve (12) months of your employment with the Company, you will earn a minimum of fifty percent (50%) of the bonuses, payable to you on a quarterly basis. Your first performance evaluation will be March 2003 in accordance with Company policy.

Stock Options. Subject to approval of the Compensation Committee of the Board of Directors, we are also pleased to offer you a Stock Option package as follows:

An option, granted as of your date of hire, to purchase 150,000 shares of Manugistics Group, Inc. common stock (“Manugistics Stock”) in accordance with the Manugistics 1998 Stock Option Plan. The vesting period for the stock options under this first option shall commence on the date of grant and vest over a four (4) year period, in equal monthly increments.

Location. This position will be based out of our Rockville, MD headquarters. We will also assist you with your relocation; further details will follow.

Mr. Everett G. Plante, Jr.
December 14, 2001
Page Two

Benefits. Effective on your first day of employment and as a key executive in the Company, you shall receive the comprehensive Manugistics benefits program in accordance with the Company’s written plans and which includes:

•	Stock Options – as set forth above

•	Employee Stock Purchase Plan

•	401(k) Retirement Plan

•	Comprehensive Medical Care

•	Dental Care

•	Employee Vision Care

•	Life/Accidental Death and Dismemberment Insurance

•	Long-Term Disability Insurance

Manugistics will obtain a supplemental life insurance policy of $700,000 on your behalf. With the standard employee benefit and the supplemental policy, your life insurance amount will be $1,000,000. The supplemental life benefit is effective within three months of your hire date. Additional information on these and other valuable benefits is enclosed for your reference.

Change of Control. In the event that the Company has a change of control, (a) fifty percent (50%) of the outstanding Option shall vest immediately if your responsibilities are not affected and (b) one hundred percent (100%) of the outstanding Option shall vest immediately if your responsibilities are significantly diminished or you are constructively terminated (i.e., your responsibilities no longer consist of those reasonably associated with the position of Senior Vice President, Engineering & Technology Solutions). For this purpose, a “change in control” means a change in ownership of fifty-one percent (51%) of the Company’s voting stock. This right shall be in addition to and not in limitation of any other rights you may have under the terms of the 1998 Stock Option Plan.

Termination. If the Company terminates your employment for reasons other than cause, you will receive your base salary and benefits in accordance with the Company’s payroll practices for the equivalent of a six (6) month period commencing on your termination date; provided that the foregoing salary and benefits will cease immediately if you begin alternative employment during this sixth month period. Any period during which you are receiving these payments and benefits is called your “severance period.” You are not entitled to receive (1) any bonus based on financial performance of sales growth, earnings, or management objectives, or (2) your quarterly bonus during the severance period. During your severance period, the option granted to you hereunder will continue to vest in accordance with its terms.

Final Determination by Board. This offer is subject to approval by the Compensation Committee of the Board of Directors of Manugistics Group, Inc. Furthermore, all compensation and benefits included as part of this offer will conform to the Company’s standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon your execution of Manugistics, Inc.’s Conditions of Employment.

Arbitration. In the event of a dispute concerning the terms and conditions of employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, and each party shall pay its own fees and expenses.

Mr. Everett G. Plante, Jr.
December 14, 2001
Page Three

As required by the Immigration Reform and Control Act of 1986, on your first day of employment, you must provide Manugistics with documentation verifying your eligibility to work in the United States. Acceptable forms of documentation are described on the attached Employment Eligibility Verification form. Please read this and the enclosed “Manugistics, Inc. Conditions of Employment.”

Please signify your acceptance by signing and dating this letter, the two copies of the “Manugistics, Inc. Conditions of Employment” and the top portion of the attached New Employee Information Sheet and returning these documents to Human Resources. Please keep one copy of the signed Manugistics, Inc. Conditions of Employment for your records.

We look forward to your joining Manugistics as Senior Vice President and we are confident that the association will be mutually rewarding.

Sincerely,

/s/ Richard F. Bergmann

Richard F. Bergmann

Accepted by Everett G. Plante, Jr.:

/s/ Everette G. Plante, Jr.
Everett G. Plante, Jr.

January 9, 2002
Date